Exhibit 99.1

DIRTT Releases Fourth Quarter and Full Year 2020 Financial Results

CALGARY, Alberta, February 24, 2021 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we” or “us”) (Nasdaq: DRTT, TSX: DRT), an interior construction company that uses proprietary software to design, manufacture and install fully customizable environments, today announced its financial results for the three and twelve months ended December 31, 2020. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Fourth Quarter 2020

•	Revenue of $42.2 million

•	Gross profit margin of 27.4%

•	Adjusted Gross Profit Margin[1] of 32.0%

•	Net loss of $4.2 million

•	Net loss margin of (9.9%)

•	Adjusted EBITDA[1] of ($2.9) million

•	Adjusted EBITDA Margin[1] of (6.8%)

Fiscal 2020

•	Revenue of $171.5 million

•	Gross profit margin of 31.1%

•	Adjusted Gross Profit Margin[1] of 37.0%

•	Net loss of $11.3 million

•	Net loss margin of (6.6%)

•	Adjusted EBITDA[1] of ($7.2) million

•	Adjusted EBITDA Margin[1] of (4.2%)

•	$45.8 million cash balance at December 31, 2020

Note: (1) See “Non-GAAP Financial Measures”. We have revised our calculations of Adjusted Gross Profit Margin and Adjusted EBITDA for the periods presented.

Management Commentary

“The COVID-19 pandemic brought swift and severe changes to the construction industry in 2020 and DIRTT was not immune to the resulting contraction in commercial construction activity,” stated Kevin O’Meara, chief executive officer. “We benefited throughout most of the year from the completion of projects that were underway at the beginning of the pandemic. However, with continued lack of clarity on how COVID-19 and associated restrictions will evolve, end customers remain reluctant to make firm commitments on new projects. This dynamic began to impact our activity levels in the fourth quarter of 2020 and has continued into 2021.”

“Nevertheless, industry forecasts are predicting commercial construction starts to recover slightly this year and conversations with distribution partners and end customers support the view of strengthening market demand beginning slowly in the second half of 2021. The pace of the recovery may be dependent on the success of vaccination programs and the ensuing confidence of end customers to move forward with projects. Longer term, we continue to believe the pandemic has brought greater attention to how organizations design and build, and we see evidence that it has heightened the need for the type of flexible and adaptable spaces that DIRTT provides.”

“Despite these challenges, we have continued to transform DIRTT through the prudent execution of our strategic plan. This included significant progress towards our objective to develop a robust commercial organization, attain the continuous improvement phase of our operations, and innovate advances in our ICE® technology and solutions suite. Further, in January of 2021 we secured additional liquidity through an oversubscribed offering of 6% convertible unsecured subordinated debentures that, combined with our existing strong balance sheet, we believe enables us to continue the transformational investments we have made while ensuring flexibility should a recovery take longer than expected. We believe these achievements position us to deliver sustainable sales growth when the non-residential market begins to emerge from the pandemic-induced downturn.”

Mr. O’Meara concluded, “Our focus in 2021 is to continue building out our commercial team and to leverage the organizational strength we have developed to drive sales execution and increase market penetration. We remain confident in the strength of our business model and approach to interior construction and resolute in the execution of our strategic plan to drive the Company to achieve its full potential.”

Fourth Quarter Financial Review

Revenue for the fourth quarter of 2020 was $42.2 million compared to $53.2 million reported in the fourth quarter of 2019, a decline of $11 million or 21%. The decrease reflects the major contraction in construction activity levels in North America due primarily to the COVID-19 pandemic.

Correspondingly, gross profit for the fourth quarter of 2020 declined to $11.5 million from $13.5 million in the prior year period, reflecting the impact of lower revenue and negative leverage on our fixed manufacturing costs. However, gross profit margin increased to 27.4% of revenue in the fourth quarter of 2020 from 25.3% in the prior year period, reflecting the benefits of labor reductions in early 2020 and efficiency improvements in our manufacturing operations. In addition, 2019 included a one-time provision of $2.5 million related to certain previously delivered timber projects, which provision was reduced to $0.7 million as at year-end 2020.

Adjusted Gross Profit Margin in the fourth quarter of 2020 decreased to 32.0% from 33.4% in the prior year period. Adjusted Gross Profit Margin for the fourth quarter of 2019 excluded a $2.2 million cost of under-utilized capacity with no similar adjustment in the fourth quarter of 2020.

Sales and marketing expenses in the fourth quarter of 2020 were $7.5 million, a decrease of $0.5 million from $8.0 million in the prior year period, reflecting reduced commissions on lower revenues, lower travel, meals and entertainment expenses, and lower marketing and trade show expenses due to COVID-19, offset by slight increases in salaries due to strategic headcount increases.

General and administrative expenses were $5.7 million in the fourth quarter of 2020, a $0.9 million decrease from $6.6 million in the prior year period. The decrease is due to the reversal of a $1.2 million provision relating to a claim for severance by one of our former founders, as well as lower travel and meals and entertainment expenses due to pandemic induced restrictions. These savings were partially offset by increased legal fees relating to ongoing litigation matters in 2020.

Operations support expenses were $2.3 million in the fourth quarter of 2020, a decrease of $1.0 million from $3.3 million in the prior year period, as a result of lower travel and office expenditures due primarily to the impacts of the pandemic.

Technology and development expenses were $1.9 million in the fourth quarter of 2020 and consistent with the same period of 2019.

Net loss for the fourth quarter of 2020 was $4.2 million or $(0.05) net loss per share compared to net loss of $7.5 million or $(0.09) net loss per share for the fourth quarter of 2019. The reduction in net loss reflects a $5.1 million decrease in operating expenses combined with $3.9 million of government subsidies, partially offset by a $1.9 million decrease in gross profit, $0.9 million increase in foreign exchange losses and $2.6 million of lower income tax recoveries.

Adjusted EBITDA and Adjusted EBITDA Margin for the fourth quarter of 2020 were a $2.9 million loss and (6.8%), respectively, an improvement from a $3.4 million loss and (6.4%) in the fourth quarter of 2019, due to reduced operating expenses more than offsetting the impact of lower revenues.

Full Year Financial Review

Revenues for the year ended December 31, 2020 were $171.5 million, a decline of $76.2 million or 31% from $247.7 million in the prior year period. The decrease reflects the impact of the COVID-19 pandemic, including a major contraction in construction activity levels in North America due to work-from-home measures and other responses to the pandemic.

Correspondingly, gross profit for the year ended December 31, 2020 was $53.3 million or 31.1% of revenue, a decline of $33.1 million or 38% from $86.4 million or 34.9% of revenue for the year ended December 31, 2019. This reduction was largely attributable to our decline in revenues and the impact of fixed costs on lower revenues. During the year ended December 31, 2020, we incurred $1.0 million of severance costs to reduce headcount in response to excess labor capacity caused by lower revenues. These costs were offset by the reversal of $1.8 million of the timber provision initially taken at year-end 2019, but subsequently reversed following confirmation of applicable code compliance.    Adjusted Gross Profit Margin for the year ended December 31, 2020 was 37.0% of revenue, a decline from 39.5% in the prior year period for the reasons described above. Excluded from Adjusted Gross Profit in 2019 and 2020 are $2.2 million and $2.0 million, respectively, of overhead costs associated with operating at lower than normal capacity levels, which were charged directly and separately to cost of sales rather than as costs attributable to production.

Sales and marketing expenses decreased $5.9 million to $28.0 million for the year ended December 31, 2020, down from $33.9 million for the prior year period. The decreases were largely related to a reduction in commission expenses on lower revenues and lower travel, meals and entertainment expenses during the year ended December 31, 2020 as a result of COVID-19 induced travel restrictions, the cancellation of Connext and other tradeshows as well as continued attention to cost discipline. These reductions were partially offset by $1.1 million of increased salary and wage expenses as we continue to invest in our sales organization. Included in sales and marketing expenses for the year ended December 31, 2019 were $2.0 million of one-time consulting costs related to our sales and marketing plan.

General and administrative expenses decreased $0.9 million to $26.7 million for the year ended December 31, 2020, down from $27.6 million in the prior year period. The decrease was primarily the result of $1.9 million of expense reductions due to COVID-19, offset by a $3.2 million increase in professional fees and a $0.6 million provision for expected credit losses against our accounts receivable balances. During fiscal 2019, we incurred $2.6 million of expenses related to the listing of our common shares on the Nasdaq Global Select Market (“Nasdaq”), which did not reoccur in 2020.

Operations support expenses decreased $1.7 million to $9.4 million for the year ended December 31, 2020, down from $11.0 million for the prior year period. The decrease was the result of lower consulting costs and a decrease in travel, meals and entertainment costs in 2020 due to COVID-19 restrictions. These decreases were partially offset by an increase in personnel costs due to increased headcount. In 2019, we incurred $1.1 million of consulting costs to assist with the rectification of a tile warping issue.

Technology and development expenses increased by $0.3 million to $8.1 million for the year ended December 31, 2020, compared to $7.8 million for the prior year period, due to increased professional fees related to patents of our technology.

Net loss for the year ended December 31, 2020 was $11.3 million, an increase in losses of $6.9 million from net loss of $4.4 million for the year ended December 31, 2019. The increase in net loss is attributable to the above noted reduction in gross profit and a $1.1 million increase in income tax expense, partially offset by a $14.3 million reduction in operating costs, a $0.7 million decrease in foreign exchange losses, and government subsidies of $12.7 million.

Adjusted EBITDA and Adjusted EBITDA Margin for the year ended December 31, 2020 was a $7.2 million loss and (4.2%), respectively, a decline of $25.4 million or 140% from $18.2 million and 7.4% for the year ended December 31, 2019 for the above noted reasons. This reflects a $34.5 million decrease in Adjusted Gross Profit, partially offset by reduced commissions on lower revenues and decreased spending on travel, meals and entertainment expenses, including tradeshows due to COVID-19 related reductions.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for Thursday, February 25, 2021 at 8:00 a.m. MST (10:00 a.m. EST). The call and webcast will be hosted by Kevin O’Meara, chief executive officer, Geoff Krause, chief financial officer, and Kim MacEachern, director of investor relations.

The conference call will be broadcast live in listen-only mode available through the Company’s website at dirtt.com/investors. Alternatively, click here to listen to the live webcast.

To join by telephone, dial +1-877-479-7708 (toll-free in North America) or +1-647-427-2478 (international). Please dial in a minimum of 15 minutes prior to the start time to ensure a timely connection to the call.

Investors are invited to submit questions to ir@dirtt.com before and during the call. Supplemental information slides will be available within the webcast and at dirtt.com/investors prior to the start of the call.

A replay of the webcast will be available online and on DIRTT’s website.

Statement of Operations

(Unaudited – Stated in thousands of U.S. dollars)

	Three months ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Product revenue	40,904	52,222	166,689	240,659
Service revenue	1,288	976	4,818	7,076

Total revenue	42,192	53,198	171,507	247,735

Product cost of sales	30,043	37,011	113,445	153,128
Costs of under-utilized capacity	—	2,240	2,010	2,240
Service cost of sales	609	482	2,769	5,943

Total cost of sales	30,652	39,733	118,224	161,311

Gross profit	11,540	13,465	53,283	86,424

Expenses
Sales and marketing	7,531	8,041	28,049	33,939
General and administrative	5,741	6,612	26,663	27,645
Operations support	2,251	3,266	9,381	11,037
Technology and development	1,905	1,937	8,111	7,818
Stock-based compensation	751	1,473	2,351	3,876
Reorganization		1,921		4,560

Total operating expenses	18,179	23,250	74,555	88,875

Operating loss	(6,639)	(9,785)	(21,272)	(2,451)

Government subsidies	3,918	—	12,721	—
Foreign exchange loss	(1,450)	(562)	(576)	(1,324)
Interest income	16	209	238	529
Interest expense	(109)	(54)	(305)	(131)

	2,375	(407)	12,078	(926)

Income loss before tax	(4,264)	(10,192)	(9,194)	(3,377)

Income taxes
Current tax expense (recovery)	(2,353)	(842)	(3,521)	1,064
Deferred tax expense (recovery)	2,267	(1,806)	5,625	(45)

	(86)	(2,648)	2,104	1,019

Net loss	(4,178)	(7,544)	(11,298)	(4,396)

Loss per share
Basic and diluted loss per share	(0.05)	(0.09)	(0.13)	(0.05)

Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance from period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences and stock-based compensation. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

In the fourth quarter of 2019, we removed the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-on-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We have presented a reconciliation to our prior calculation of Adjusted EBITDA for all years presented. Additionally, in the fourth quarter of 2019, we have excluded from Adjusted Gross Profit costs associated with under-utilized capacity. Fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred.

Reorganization expenses, impairment expenses, government subsidies, depreciation and amortization, stock-based compensation, and foreign exchange are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these expenses provides investors and management with greater visibility into the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit, as previously presented	Gross profit before deductions for depreciation and amortization

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation and amortization

Adjusted EBITDA, as previously presented

EBITDA adjusted for non-cash foreign exchange gains or losses on debt revaluation; impairment expenses; stock-based compensation expense; government subsidies; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA	EBITDA adjusted for foreign exchange gains or losses; impairment expenses; stock- based compensation expense; government subsidies; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three months and full year ended December 31, 2020 and 2019 of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

(Stated in thousands of U.S. dollars)

	Three months ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net loss for the year	(4,178)	(7,544)	(11,298)	(4,396)
Add back (deduct):
Interest Expense	109	54	305	131
Interest Income	(16)	(209)	(238)	(529)
Income Tax Expense (Recovery)	(86)	(2,648)	2,104	1,019
Depreciation and Amortization	3,033	2,982	11,706	12,242

EBITDA	(1,138)	(7,365)	2,579	8,467
Stock-based Compensation	751	1,473	2,351	3,876
Non-cash Foreign Exchange Gain on Debt Revaluation	—	—	—	(211)
Government Subsidies	(3,918)	—	(12,721)	—
Reorganization Expense	—	1,921	—	4,560

Adjusted EBITDA, as previously presented(1)	(4,305)	(3,971)	(7,791)	16,692

Other Foreign Exchange Losses	1,450	562	576	1,535

Adjusted EBITDA	(2,855)	(3,409)	(7,215)	18,227

Net Income (Loss) Margin(2)	(9.9)%	(14.2)%	(6.6)%	(1.8)%

Adjusted EBITDA Margin, as previously presented(1)	(10.2)%	(7.5)%	(4.5)%	6.7%

Adjusted EBITDA Margin	(6.8)%	(6.4)%	(4.2)%	7.4%

(1)	As discussed previously, in prior filings, only foreign exchange movements on debt revaluation was included in Adjusted EBITDA.
(2)	Net income (loss) divided by revenue.

The following table presents a reconciliation for the three months and years ended December 31, 2020, and 2019 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Gross profit	11,540	13,465	53,283	86,424
Gross profit margin	27.4%	25.3%	31.1%	34.9%
Add: Depreciation and amortization expense	1,982	2,081	8,110	9,195

Adjusted Gross Profit, as previously presented	13,522	15,546	61,393	95,619
Add: Costs of under-utilized capacity	—	2,240	2,010	2,240

Adjusted Gross Profit	13,522	17,786	63,403	97,859

Adjusted Gross Profit Margin, as previously presented	32.0%	29.2%	35.8%	38.6%

Adjusted Gross Profit Margin	32.0%	33.4%	37.0%	39.5%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to the effect of our strategic priorities on increasing value creation, and on our financial condition and results of operations; the recovery of commercial construction starts and the strengthening of market demand during 2021; and the impact of the COVID-19 pandemic on our business. Forward-looking statements are based on certain estimates, beliefs, expectations and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to: the severity and duration of the COVID-19 pandemic and related economic repercussions; global economic, political and social conditions and financial markets; competition in the interior construction industry; our reliance on our network of distribution partners for sales, marketing and installation of our solutions; our ability to implement our strategic plans and to maintain and manage growth effectively; our ability to introduce new designs, solutions and technology and gain client and market acceptance; product liability, product defects and warranty claims brought against us; defects in our designing and manufacturing software; infringement on our patents and other intellectual property; cyber-attacks and other security breaches of our information and technology systems; material fluctuations of commodity prices, including raw materials; shortages of supplies of certain key components and materials; our exposure to currency exchange rate, tax rate and other fluctuations that result from general economic conditions and changes in laws; legal and regulatory proceedings brought against us; the availability of capital or financing on acceptable terms, which may impair our ability to make investments in the business; and other risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission and applicable securities commissions or similar regulatory authorities in Canada.

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule, and the final result. Complete interior spaces are constructed faster, cleaner, and more sustainably. DIRTT has manufacturing facilities in Phoenix, Savannah and Calgary. The Company works with over 70 partners throughout North America. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT

Kim MacEachern

Investor Relations, DIRTT

403-618-4539

kmaceachern@dirtt.com